Exhibit (p)(2)
Trustmark Investment Advisors, Inc.
CODE OF ETHICS
September 2008 - 2009
1. Statement of Standards
          This code of ethics (the “Code”) sets forth the basic policies of ethical conduct for all directors, officers and associates of Trustmark Investment Advisors, Inc. (the “Firm”).
          The foundation of this Code consists of basic standards of conduct including, but not limited to, compliance with applicable laws and regulations and the avoidance of conflicts between personal interests and interests of the Firm or its clients. To this end, directors, officers and associates of the Firm should understand and adhere to the following ethical standards:
The duty to comply with the Firm’s policies and procedures and with applicable federal securities laws;1
Compliance with the federal securities laws and the rules promulgated under those laws form the baseline requirements for the Firm and its associates. The Firm has adopted policies and procedures reasonably designed to prevent violations of these laws and regulations. The directors, officers and associates of the Firm have the obligation to follow the Firm’s policies and procedures as well as other requirements or prohibitions of the applicable federal securities laws. Questions about the Firm’s policies and procedures or about the obligations of access persons under the applicable federal securities laws should be directed to the Firm’s designated Compliance Officer.
The duty at all times to place the interests of Firm’s clients first;
This duty requires that the directors, officers and associates of the Firm avoid serving their own personal interests ahead of the interests of the Firm’s clients.

[1]	As it is used in this code, the term “applicable federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

The duty to ensure that all personal securities transactions be conducted in a manner that is consistent with this Code to avoid any actual or potential conflict of interest or any abuse of such directors’, officers’ and associates’ positions of trust and responsibility; and
The directors, officers and associates of the Firm should study this Code and ensure that they understand its requirements. They should conduct their personal investment activities in a manner that not only achieves technical compliance with this Code but also abides by its spirit and principles.
This includes the obligation to report any violations of this Code promptly to the Firm’s Compliance Officer or to such other person as the Firm may designate to administer the Code.
The duty to ensure that the directors, officers and associates of the Firm do not take inappropriate advantage of their position with the Firm.
Directors, officers and associates engaged in personal securities transactions should not take inappropriate advantage of their positions or of information obtained during the course of their association with the Firm. They should avoid situations that might compromise their judgment (e.g., the receipt of perquisites, gifts of more than de minimis value ($100.00) or unusual investment opportunities from persons doing or seeking to do business with the Firm).
2. Definitions
          A.“Access Person” means any supervised person2 of the Firm who has access to nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Directors and officers of the Firm are presumed to be access persons.
          B.“Beneficial ownership” will be interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A Covered Person should consider

[2]	As it is used in this code, the term “Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or associate of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

himself or herself the beneficial owner of securities held by a spouse, a child or a relative who shares the home, or other persons, if by reason of any contract, understanding, relationship, agreement or other arrangement, the Covered Person obtains, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the securities.
          C. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.
          D.“Covered Persons” means the directors, officers and associates of the Firm, whether they are access persons or not.
          E. An “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
          F. A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.
          G. “Purchase or sale” for purposes of this code of ethics includes, among other things, the writing of an option to purchase or sell a security.
          H. “Reportable Fund” means: (1) Any fund3 for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (2) Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Firm.
          I. “Reportable Security” means a security as defined in section 202(a)(18) of the Investment Advisers Act of 19404, except that it does not include:
•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;
•	Shares issued by open-end funds other than reportable funds; and

[3]	As it is used in this code, the terms “fund” or “funds” means an investment company registered under the Investment Company Act of 1940.

[4]	In that section the term “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ''security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
          J. “Outside Activity” means any activity undertaken by an access person outside the scope of his or her regular employment with the Firm, whether for compensation or not. This includes any directorships or ownership of other entities.
3. Restrictions Applicable to Covered Persons
          A. Covered Persons may have access to information about the trading activity of the Firm that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, the Firm, information concerning certain underwritings of broker/dealers affiliated with a fund that may be deemed to be “material inside information”, and information which involves a merger or acquisition that has not been disclosed to the public.
“Material inside information” is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities.
Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.
In addition, Rule 17j-1(b) under the Investment Company Act of 1940 (the “Act”) makes it unlawful for any affiliated person of an investment adviser to a mutual fund, in connection with purchase or sale by such person of a security held or to be acquired by the fund:
•	To employ any device, scheme or artifice to defraud the fund;

•	To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

•	To engage in any manipulative practice with respect to the fund.
Engaging in short-term trading practices or other potentially abusive trading in shares of a registered investment company for which the Firm is a service provider may constitute violations of Rule 17j-1(b) and/or the stated policies of the registered investment company. Accordingly, covered persons of the Firm are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in the shares of such a registered investment company, including trading that violates the stated policies of the registered investment company. Additional guidelines as to what constitutes “excessive” and “abusive” may be adopted by the Firm as necessary.
          B. Outside Activities
          Access persons should not be employed by, or accept compensation in the form of salaries, commission, wages, fees, bonuses, stock distributions, etc., from, any other person as a result of any outside activity without written prior approval from the Firm.
          Access persons should keep any outside activities entirely separate from Firm offices unless specific authority is granted in writing. Under no circumstances should Firm facilities be used to engage in outside activities if such action would make it appear that the outside activity is being approved, endorsed, or guaranteed by the Firm.
          Access persons who wish to engage in any outside activities involving securities, investments, finance or related topics, whether compensated or non-compensated, must request approval to do so in writing, and must receive approval in writing from the Firm before beginning a term of service.
          Involvement in purely social, religious, educational, charitable, civic, political or fraternal organizations typically would not necessitate prior approval. However, if that involvement entails dealing with funds or securities, prior approval would be required.
          C. Gifts, Gratuities, and Entertainment.
          Access persons should not give or accept any thing or service of value in excess of $100.00 per year to or from any person, principal, proprietor, employee, agent, or representative of any firm with which the Firm contracts to do business, other than under normal business dealings. “Normal business dealings” include (i) occasional gifts of meals or tickets to theatrical, sporting or other entertainment; (ii) sponsoring legitimate business functions that are recognized by the IRS as deductible business expenses; and (iii) gifts of reminder advertising. However, such gifts must not be so frequent or excessive as to raise a suggestion of unethical conduct.
4. Reporting Requirements
          A. Reporting. Each access person of the Firm, shall submit the following reports in the forms attached hereto as Exhibits A-D to the Firm’s Compliance Officer showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

                    (1) Initial Holding Report. Exhibit A shall initially be filed no later than 10 days after that person becomes an access person of the Firm and must be current as of a date no more than 45 days prior to the date the person becomes an access person of the Firm.
                    (2) Transaction Reports. Exhibits B and C shall be filed no later than 30 days after the end of each calendar quarter. No such periodic report needs to be made if the report would duplicate information contained in broker trade confirmations or account statements received by the Firm no later than 30 days after the end of each calendar quarter.
                    (3) Annual Report. Exhibit D must be submitted by each access person within 45 days after the end of June each year.
                    (4) Outside Activities. Exhibit E must be submitted by each newly hired access person no later than 10 days after that person becomes an access person of the Firm and must be current as of the date of hire. Each access person will be required to update the list of his or her outside activities on an annual basis.
                    (5) Gifts, Gratuities, and Entertainment. Exhibit F must be submitted by each access person no later than 30 days after the end of each calendar quarter.
B. Exceptions. The transaction reporting requirements outlined above do not apply:
•	To securities held in accounts over which an access person has no direct or indirect influence or control; or

•	Transactions effected pursuant to an automatic investment plan.[5]
          C. Notification. The Firm’s Compliance Officer (or his or her delegate) shall notify each access person of the Firm who may be required to make reports pursuant to this code of ethics that such person is subject to reporting requirements and shall deliver a copy of this code of ethics to each such person.
          D. Additional Reporting. In addition to the required reporting outlined in section A above, the Firm retains the right at any time to request additional documentation — e.g. broker confirms or statements in addition to Exhibits B and C — with respect to any transaction, covered security or account from any person subject to this code.
5. Review and Enforcement
          A. Review.

[5]	The term “automatic investment plan” means a program in which regular periodic purchases or sales are made automatically in investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend investment plan.

                    (1) The Firm’s Compliance Officer (or his or her delegate) shall review the reported personal securities transactions of access persons for compliance with the requirements of this code of ethics.
                    (2) At least once each year the Compliance Officer (or his or her delegate) shall provide each access person with a copy of the Firm’s code of ethics and of any amendments to the Code and shall require each access person to acknowledge that he or she has received a copy of the code of ethics.
                    (3) If the Firm’s Compliance Officer (or his or her delegate) determines that a violation of this code of ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Firm’s Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.
          B. Enforcement.
                    (1) If the Firm’s Compliance Officer (or his or her delegate) determines that a material violation of this code of ethics has occurred, he or she shall promptly report the violation to the Board of Directors of the Firm. The Directors, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.
                    (2) No person shall participate in a determination of whether he or she has committed a violation of this code of ethics or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Firm’s Compliance Officer is under consideration, an officer of the Firm designated for the purpose by the Directors of the Firm shall act in all respects in the manner prescribed herein for the Firm’s Compliance Officer.
6. Trading Restrictions
          A. Initial Public Offerings and Limited Offerings. No access person may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Firm’s Compliance Officer (or his or her delegate) has authorized the transaction in advance.
          B. Preclearance.
                    (1) An access person may not purchase or sell, directly or indirectly, any Reportable Security unless the Compliance Officer (or his or her delegate) has approved a written request relating to such purchase or sale within three business days prior to the execution of the transaction, and such approval has not been rescinded by the Compliance Officer. The Compliance Officer shall not grant preclearance for a transaction in a

Reportable Security if, to the knowledge of the Compliance Officer, the Firm has a pending buy or sell order for that security or a closely related security.
This preclearance requirement shall not apply:
•	to purchase or sale transactions that involve $10,000 or less;

•	to purchases or sales of shares of Trustmark Stock; or

•	to purchases or sales of shares of a reportable fund.
          C. Abusive Trading. Access persons of the Firm are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in the shares of such a registered investment company, including trading that violates the stated policies of the registered investment company.
Please note: Access Persons of the Firm should not place trades in any amount in a covered security on a day during which, to the knowledge of the access person, the firm has a “buy” or “sell” order pending.
7. Records
•	The Firm shall maintain records in the manner and to the extent set forth below:

•	A copy of the Firm’s current code of ethics and of any code of ethics that at any time within the past five years was in effect.

•	A record of any violation of the code of ethics, and of any action taken as a result of the violation.

•	A record of all written acknowledgments of receipt of a copy of the Firm’s code of ethics for each person who is currently, or within the past five years was, a supervised person of the Firm.

•	A record of each report made by an access person of the Firm, including broker trade confirmations or account statements received in lieu of such reports, all such information, whether from a report made by an access person or from information provided in lieu of a report, to be maintained electronically in an accessible computer database.

•	A record of the names of persons who are currently, or within the past five years were, access persons of the Firm.

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering or limited offering by access persons of the Firm for at least five years after the end of the fiscal year in which the approval is granted.
Such records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the investment adviser.
8. Miscellaneous
          A. Confidentiality. All reports of securities transactions and any other information provided by any person pursuant to this code of ethics shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission, any other state or federal agency, external auditors, and internal auditors.
          B. Amendment; Interpretation of Provisions. The Board of Directors of the Firm may from time to time amend this code of ethics or adopt such interpretations of this code of ethics as they deem appropriate.

Initial Holdings Report
          As of the below date, I held the following positions in these securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm’s code of ethics:

Broker/Dealer or
	Ticker	No. of	Principal	Bank Where
Security	Symbol	Shares	Amount	Account is Held

          Note: This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Exhibit A

Securities Transaction Report
Trustmark Investment Advisors, Inc. Access Persons
For the Calendar Quarter Ended
     During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm’s code of ethics:

Broker/
Security					Nature of		Dealer or
(including interest				Principal	Transaction		Bank Through
and maturity date, if		Date of	No. of	Amount of	(Purchase,		Whom
any)	Ticker Symbol	Transaction	Shares	Transaction	Sale, Other)	Price	Effected

Note: this report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Exhibit B

Account Establishment Report
For the Calendar Quarter Ended
          During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect beneficial ownership, and are required to be reported pursuant to the Firm’s code of ethics:

Broker/Dealer or Bank Where	Date Account
Account Was Established	Was Established

Date:	Signature:

Exhibit C

Annual Holdings Report
     As of ___, I held the following positions in securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Firm’s code of ethics:

Broker/Dealer or
	Ticker	No. of	Principal	Bank Where
Security	Symbol	Shares	Amount	Account is Held

Date:	Signature:

Exhibit D

Trustmark Investment Advisors
Policies and Procedures Manual
Outside Activities Report
     As of _                                        , I participate in the following outside activities and hereby report these pursuant to the Firm’s code of ethics:

Name of	Date Activity Began, and
Outside Entity	Description of Duties

(including compensation, if any)

Date:	Signature:

Exhibit E

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Trustmark Investment Advisors
Policies and Procedures Manual
Gifts, Gratuities, and Entertainment Report
For the Calendar Quarter Ended
          During the quarter referred to above, I gave or received the following gifts, gratuities and entertainment other than those received under normal business dealings, and hereby report these pursuant to the Firm’s code of ethics:

Name of person to whom gift was given	Description of gift, including value and date given

Name of person from whom gift was	Description of gift, including value and date received

Date:	Signature:

Exhibit F

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Trustmark Investment Advisors
Policies and Procedures Manual
TRUSTMARK INVESTMENT ADVISORS, INC.
PRE-CLEARANCE TRADING APPROVAL FORM
          I,                                                             (name), a m an Access Person and seek pre-clearance to engage in the transaction described below:

Acquisition	Disposition (Circle One)

Name of Account:

Account Number:

Date of Request:

Security:

Ticker Symbol or CUSIP:

Amount or # of Shares:

Broker:

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflict of interest:
I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by Trustmark Investment Advisors, Inc., Code of Ethics dated September 2008 — 2009 and that the opportunity to engage in this transaction did not arise by virtue of my activities on behalf of any Client.

Signature:

Print Name:

Approved	Disapproved (Circle One)

Date of Approval:

Signature:

Print Name:

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Trustmark Investment Advisors
Policies and Procedures Manual
ANNUAL CERTIFICATION OF CODE OF ETHICS 2008 -2009
TRUSTMARK INVESTMENT ADVISORS, INC.
ACCESS PERSONS
          I                                          (a Covered Person) hereby certify that I have read and understood the code of ethics dated September 2008 — 2009 and recognize that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the code of ethics and that I have disclosed or reported all personal securities transactions required to be disclosed or reported under the code of ethics.
I agree to abide by these requirements as defined by the code of ethics. I understand that failure to do so may result in disciplinary action.

Signature

Print Name	Telephone

Date

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